Exhibit 10.1

CVR ENERGY, INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), made as of the 28th day of December, 2012 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of an award to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Restricted Stock Units.

1.1        The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company,             Restricted Stock Units on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Restricted Stock Unit represents the right of the Grantee to receive, if such Restricted Stock Unit becomes vested, a cash payment on the date specified in Section 5 equal to the Fair Market Value of one (1) Share as of the Vesting Date. Notwithstanding the foregoing and the definition of Fair Market Value set forth in the Plan, if at any time prior to the Vesting Date the Shares cease to be publicly traded on either the New York Stock Exchange or NASDAQ, then upon the vesting of each Restricted Stock Unit, Grantee will receive for each Restricted Stock Unit a cash payment equal to the 30-day trailing volume-weighted average price (VWAP) of the Shares beginning on the day immediately prior to the first public announcement of the event causing the Shares to no longer be traded on either the New York Stock Exchange or NASDAQ.

1.2        This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Vesting Date.

The Restricted Stock Units shall vest (each such date, a “Vesting Date”): (a), with respect to thirty-three and one-third percent (33 –  1/3%) of the total number of Restricted Stock Units granted hereunder, on each of the first three anniversaries of the Grant Date, provided the Grantee continues to serve as an employee of the Company, a Subsidiary or Division on the applicable Vesting Date; or (b) with respect to all of the unvested Restricted Stock Units, on the date, if any, that the Grantee’s employment is terminated by the Company, a Subsidiary or Division under the circumstances described in Section 3(a), (b) or (c).

3.	Termination of Employment.

(a)    In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division by reason of his or her death or Disability, any Restricted Stock Units that have not vested shall become immediately vested.

(b)    If (A) the Grantee’s employment is terminated by the Company, a Subsidiary or a Division other than for Cause or Disability (and not in connection with a Change in Control), or (B) the Grantee resigns from employment with the Company, a Subsidiary or a Division for Good Reason (and not in connection with a Change in Control), then any Restricted Stock Units scheduled to vest in the year in which such event occurs shall become immediately vested, and all other Restricted Stock Units shall be deemed forfeited and Grantee shall have no rights with respect thereto. For purpose of this Section 3(b), if the Grantee has an employment agreement with the Company, a Subsidiary or Division, the Grantee shall be treated as having been terminated by such entity if, on or before expiration of the employment agreement, such entity does not either (x) enter into a new employment agreement with the Grantee or (y) offer the Grantee continued employment as an “at will” employee with a base salary, bonus target and benefits at least equal to what was provided under the previous employment agreement and in effect immediately prior to its expiration, and Grantee’s employment actually terminates as a result.

(c)    If (A) the Grantee’s employment is terminated by the Company, a Subsidiary or a Division other than for Cause or Disability within the one (1) year period following a Change in Control, (B) the Grantee resigns from employment with the Company, a Subsidiary or a Division for Good Reason within the one (1) year period following a Change in Control or (C) the Grantee’s termination or resignation is a Change in Control Related Termination, then any Restricted Stock Units that have not vested shall become immediately vested.

(d)    Any Restricted Stock Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Sections 3(a), (b) or (c) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(e)    The term “Change in Control” as used in this Agreement, and in reference to the term “Change in Control Related Termination”, means at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Icahn Enterprises L.P. and/or its affiliates (as defined in Rule 12b-2 under the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the Shares.

(f)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.	Dividend Equivalent Rights

The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, one Dividend Equivalent Right for each Restricted Stock Unit granted herein equal to the cash value of all dividends declared and paid by the Company on Shares from the Grant Date to and including the Vesting Date. The payment of Dividend Equivalent Rights will be deferred until and conditioned upon the underlying Restricted Stock Units becoming vested pursuant to Section 2 or 3 hereof. Upon each Vesting Date, a pro rata share of Dividend Equivalent Rights on all vested Restricted Stock Units, with no interest thereon, shall be paid to the Grantee.

5.	Payment Date.

Within 10 days following each Vesting Date, the Company will deliver to the Grantee the payment amounts described in Section 1.1 and Section 4 in respect of each Restricted Stock Unit that becomes vested and each corresponding Dividend Equivalent Right.

6.	Non-transferability.

The Restricted Stock Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

7.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

8.	Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Restricted Stock Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

9.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

10.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

11.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

13.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

14.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE

By:	Name:
Title: